EXHIBIT 99.2
FOR IMMEDIATE RELEASE
CONTACT:
John E. Shave
Vice President, Investor Relations and Corporate Communications
Safeguard Scientifics, Inc.
610.293.0600
SAFEGUARD SCIENTIFICS NAMES RAYMOND J. LAND SENIOR VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER
Appointment Augments Organization with Life Sciences and
Both Public and Emerging Company CFO Expertise
Wayne, PA, June 11, 2007 — Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in growth-stage technology and life sciences companies, announced that effective today, Raymond J. Land joined Safeguard as Senior Vice President and Chief Financial Officer. Mr. Land has more than 15 years experience as a public company CFO in life sciences related businesses, and more than 30 years experience in financial and general management positions. Mr. Land will provide strategic insight and support to Safeguard’s senior management team, as well as to Safeguard’s partner companies.
“We welcome Ray and are pleased that he is joining the Safeguard team,” said Peter J. Boni, President and CEO of Safeguard. “Ray’s extensive experience with Wall Street, including taking Genencor through an IPO, organic and acquisition-based growth and a valuable exit, will provide Safeguard and our partner companies with the depth and experience that we need in a CFO. Ray has the necessary SEC, Sarbanes Oxley and Audit Committee skill sets that will ultimately drive value in Safeguard and our partner companies. Ray’s key contributions will come from his ability to analyze and help identify the value-add that each partner company brings to Safeguard and our shareholders.”
Boni continued, “Safeguard’s culture stimulates momentum from identifying and building high potential technology and life sciences companies in an entrepreneurial, highly professional atmosphere, ultimately driving greater value for our shareholders. Safeguard’s strong foundation is built upon the ability to provide both growth capital and strategic and operational guidance which translates into significant competitive advantages for our partner companies. Ray’s experience complements Safeguard’s rich history and ensures a strong, disciplined financial infrastructure which drives excellence and accountability.”
Mr. Land’s more than 30 years of experience has spanned various CFO roles. He has been responsible for tax, treasury, insurance, risk management, facilities, strategic planning and M&A. His most recent position was Executive Vice President and Chief Financial Officer of Medcenter Solutions, Inc., a global pharmaceutical marketing company that specializes in providing online solutions for physicians, patients and sales representatives.
Previously, Mr. Land was Senior Vice President and Chief Financial Officer of Orchid Cellmark, Inc. (Nasdaq: ORCH), a DNA profiling company. Prior to that, Mr. Land was Senior Vice President and Chief Financial Officer of Genencor International, Inc., a biotechnology company that went public during his tenure and for which Mr. Land provided the financial planning and necessary due diligence that resulted in the $1.2 billion sale of the company. Mr. Land’s experience also includes serving as Senior Vice President and Chief Financial Officer of West Pharmaceutical Services, Inc. (NYSE: WST), a global manufacturer of packaging and drug delivery products primarily for the pharmaceutical industry; both General Manager and Financial Manager in a series of positions at Campbell Soup Company (NYSE: CPB), a global food manufacturer; and Audit Manager with Coopers & Lybrand, which merged with PriceWaterhouse in 1998 to create PricewaterhouseCoopers, a major international accounting and consulting firm.
Mr. Land is a native of the greater Philadelphia region. He received a BBA in Finance from Temple University.
In accordance with New York Stock Exchange rules, Safeguard also stated that it will issue to Mr. Land an inducement award consisting of options to purchase up to 1,500,000 shares of Safeguard common stock with an eight-year term and a per share exercise price equal to the average of the high and low prices of Safeguard common stock on Mr. Land’s employment commencement date. Of the shares underlying the option, 93,750 shares will vest on the first anniversary of the grant date, 281,250 shares will vest in 36 equal monthly installments thereafter and the remaining 1,125,000 shares will vest incrementally based upon the achievement of certain specified levels of improvement in Safeguard’s market capitalization. The stock options were approved by the Safeguard Board’s compensation committee without shareholder approval as an “employee inducement” award under the NYSE’s rules.
About Safeguard
 Safeguard Scientifics, Inc. (NYSE: SFE) builds value in growth-stage technology and life sciences businesses. Safeguard provides growth capital as well as a range of strategic, operational and management resources to our partner companies. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. www.safeguard.com
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. These forward-looking statements that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.
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